UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

GREAT LAKES BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14879	94-3078031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York 14214
(Address of principal executive offices)

Registrant's telephone number, including area code: (716) 961-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;
Compensatory Arrangements of Principal Officers.

On March 12, 2007, Great Lakes Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Greater Buffalo Savings Bank (“GBSB”), entered into an Employment Agreement (“the Agreement”) with Peter B. Babiarz and pursuant to the Agreement Mr. Babiarz commenced employment on that date as Executive Vice President and Chief Credit Officer of the Company and GBSB. Mr. Babiarz, age 57, was employed by HSBC Bank USA from 1989 until he joined the Company, serving as Senior Vice President, Senior Credit Administration since 1998.

A copy of the Agreement will be filed with the Company’s 2006 Form 10-K. A summary of material terms of the Agreement follows. The Company and GBSB are collectively referred to herein as the “Companies.”

The Agreement has a two-year term and is renewable at the option of the Companies for additional one-year terms after the initial term with 90 days written notice to Mr. Babiarz. The Agreement provides for an initial annual base salary of $140,000, increasing to an annual amount of $150,000 at the end of the month during which Mr. Babiarz completes six months’ of service. Mr. Babiarz’s base salary is subject to annual increases but not decreases at the discretion of the Boards of Directors of the Companies. The Companies may develop incentive cash bonus and stock-based award programs in the future and Mr. Babiarz will be entitled to participate in such compensation programs consistent with the participation offered to other executive employees of the Companies.

The Agreement also grants Mr. Babiarz incentive stock options to purchase 10,000 shares of the Company’s common stock with such options vesting in equal installments of 2,000 on the first five anniversary dates of employment. The stock options have a term of ten years from the grant date and an exercise price equal to the average of the high and low trading prices of the Company's common stock during the first trading day of the initial term of the Agreement. In the event of a ‘change of control,’ as defined, during the initial two-year term of the Agreement or the first annual renewal term thereafter (i.e., the first three years’ of employment) all options granted under the Agreement will become immediately vested and exercisable.

Mr. Babiarz is also entitled to four weeks of vacation per year; and participation in GBSB’s 401(k) Plan and its health care, life insurance and other benefit programs generally provided to all employees.

In the event Mr. Babiarz is involuntarily terminated from employment ‘without cause,’ as defined, or voluntarily resigns from employment for ‘good reason,’ as defined, during the first three years of his employment, he will be entitled to: (i) the payment of accrued base salary through the date of termination, (ii) the payment of any cash bonuses or stock-based awards under future programs established by the Companies, pro-rated for the period of employment during the year of termination, and (iii) the continued payment of his then-current base salary for the remainder of the initial term or the remainder of any renewal term of the Agreement. In addition, any unexercised stock options relating to the initial grant of 10,000 options under the Agreement will become immediately vested and exercisable, with the remaining option term reduced to two years as of the termination date. A decision by the Companies not to renew the Agreement ‘without cause’ at the end of the initial two-year term will permit Mr. Babiarz to terminate his employment at such time resulting in the vesting and exercisability of the 10,000 options granted under the Agreement, with the remaining option term being reduced to two years from the termination date.

In the event Mr. Babiarz is involuntarily terminated from employment ‘without cause,’ as defined, or voluntarily resigns from employment for ‘good reason,’ as defined, during the first three years of his employment, and such event occurs within one year after a ‘change in control,’ as defined, he will be entitled to receive all of the payments and benefits summarized in the prior paragraph, with the exception that instead of receiving the payment of his then-current base salary for the remainder of the initial contract term or the remainder of any contract renewal term, he will receive a lump-sum payment equal to such remaining base salary due.

In the event Mr. Babiarz (i) is involuntarily terminated ‘with cause,’ as defined; (ii) voluntarily resigns from employment without ‘good reason,’ as defined; (iii) is terminated ‘without cause,’ as defined, or voluntarily resigns with ‘good reason,’ as defined, after the first three years’ of employment; or (iv) dies or becomes permanently disabled, he or his estate will be entitled to the payment of accrued base salary through the date of termination and payment of any cash bonuses or stock-based awards under future programs established by the Companies, pro-rated for the period of employment during that year. In addition, any vested and unexercised options relating to the initial grant of 10,000 options under the Agreement will remain exercisable, with the remaining term of the options being reduced if necessary to not more than two years.

The Agreement contains various restrictive covenants relating to the protection of confidential information, non-disclosure, non-solicitation, and non-competition. Mr. Babiarz will be held to non-compete provisions during the initial term and any renewal terms of the Agreement and for any period after termination during which he receives payments from the Companies but, in any case, for a period of not less than six months after termination.

To the Company’s knowledge, Mr. Babiarz is not party to any transaction described in Section 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES BANCORP, INC.

March 15, 2007	By:	/s/ Michael J. Rogers
Michael J. Rogers
Executive Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting Officer)